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                                                      --------------------------
                                                             OMB APPROVAL
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                                                      OMB Number: 3235-0104
          Form 3                                      --------------------------
                                                      Expires: January 31, 2005
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                                                      Estimated average burden
                                                      hours per response...0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Cheever  Charles     E.
   (Last)   (First)  (Middle)

   65 Comstock Hill Road
   (Street)

   Norwalk          CT        06850
   (City)         (State)     (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)
   11/8/02

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


4. Issuer Name and Ticker or Trading Symbol
   Kentucky Electric Steel, Inc. (KESI)

5. Relationship of Reporting Person to Issuer (Check all applicable)

   / / Director                            /X/ 10% Owner
   / / Officer (give title below)          / / Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)



7. Individual or Joint/Group Filing (Check applicable line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount      3. Ownership
                                     of Secu-       Form:
                                     rities         Direct      4. Nature of
                                     Bene-          (D) or         Indirect
                                     ficially       Indirect       Beneficial
1. Title of Security                 Owned          (I)            Ownership
(Instr. 4)                           (Instr. 4)     (Instr. 5)     (Instr. 5)
--------------------------------  -------------  -------------  ----------------
Common Stock                      447,850             D


* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).
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
         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                    Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                       Number of
   Security (Instr. 4)                          able        Date                                                        Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------



                                                               5. Ownership
                                                                  Form of
                                                                  Derivative
                                                4. Conver-        Securities:
                                                   sion or        Direct       6. Nature of
                                                   Exercise       (D) or          Indirect
                                                   Price of       Indirect        Beneficial
1. Title of Derivative                             Derivative     (I)             Ownership
   Security (Instr. 4)                             Security       (Instr. 5)      (Instr. 5)
----------------------------------------------  -------------  --------------  --------------




Explanation of Responses:


/s/ Charles E. Cheever, III                     November 15, 2002
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    **Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).